EXHIBIT 10.13

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made and entered into effective as of December 4, 2013 (the "Effective Date") by Principal Solar Inc, a Delaware corporation (the "Company"), and Carlyle Capital Markets, Inc., a Texas corporation ("Consultant").

RECITALS:

WHEREAS, the Consultant has certain skills, experience, relationships, contacts and abilities that may be valuable to the business of the Company;

WHEREAS, the Company desires to retain the Consultant to render certain specific consulting services for the Company on the terms and conditions set forth in this Agreement and related to the development, design, construction, startup and/or purchase of projects pursued by the Company, any Affiliate (as defined herein) of the Company, or any entity established, promoted, or syndicated by the Company or an Affiliate thereof, and the Consultant desires to be retained by the Company and to provide such services to the Company on such terms and conditions as stated herein; and

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

PERFORMANCE OF THE SERVICES

       1.01   Engagement and Duties. The Company and the Consultant hereby agree that during the Term (as defined herein), the Company hereby engages Consultant as an independent financial consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to become Consultant to Company and, as requested and applicable, to render such assistance, advice, consultation, information, and services to the Officers and/or Directors of Company with respect to the Financings (as defined herein) and shall provide such consulting services as are reasonably requested by the Company, including, without limitation, (i) familiarizing itself with the Company, (ii) assisting the Company in identifying government programs, Joan guarantees, new market tax credits, grants or other incentives, (iii) introducing the Company to potential accredited investors (as such term is defined in Rule 501 as promulgated under the Securities Act of 1933, as amended), (iv) meeting with potential investors identified by the Company as reasonably required, (v) meeting with the Company's development partners and third-party consultants, and (vi) evaluating documentation with respect to contracts, permits and other matters as requested by the Company (collectively, the "Services"). During the Term, the Consultant shall devote such business time, attention, skill and energy to the business of the Company as the Company shall request in its reasonable discretion, and shall assume and perform the Services to the best of its ability. The Consultant shall report to the President of the Company during the Term. The Company anticipates that the proceeds of the Financings will be used for the development, design, construction, startup and/or purchase of solar projects (the "Projects")

pursued by the Company, any Affiliate or any entity established, promoted, or syndicated by the Company.

1.02    Term and Termination. The term of this Agreement (the "Term") shall begin on the Effective Date and shall end on the second (2nd) anniversary of the Effective Date. The Term shall be automatically extended for additional, successive one-year periods unless either party gives the other party written notice of termination no later than 60 days nor more than 90 days prior to the then-current expiration date of the Term. The last day of the Term (whether occurring during the initial term or any renewal term) shall be referred to herein as the "Expiration Date." This Agreement and the Term may be terminated prior to the Expiration Date (a) at any time after the nine-month anniversary of the Effective Date, upon 30 days' written notice, for termination for convenience, if less than $50,000,000 of funding (equity, loans or government grants) has been funded by sources procured by Consultant; or (b) at any time, if the Company has Cause (as defined below) to terminate the Consultant. For purposes of this Agreement, "Cause" means: (i) the theft, fraud, or embezzlement by the Consultant or any Affiliates or Subcontractors (as defined in Sections 1.03(b) and 1.03(i) herein, respectively) of any real or personal property, tangible or intangible, of the Company; (ii) the Consultant's or any of its Affiliates' or Subcontractors' conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; or (iii) with respect or in relation to either the Company or Consultant, the occurrence, existence or discovery of any event, violation, inaccuracy, circumstance or other matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company as determined by the Company's Board of Directors in good faith. For the purposes of this Agreement, an event, violation, inaccuracy, circumstance or other matter will be deemed to have a Material Adverse Effect on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other events, violations, inaccuracies, circumstances or other matters) had or would reasonably be expected to have a material adverse effect on the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the Company as a whole, provided, however, that a Material Adverse Effect shall not include (i) any change in general business or economic conditions in the United States that do not disproportionately impact the Company; (ii) any change or effect resulting from the announcement of a Project(s) or (iii) any adverse effect resulting from any change in accounting requirements or principles as is required by law. No Fees (as defined below) will be payable to the Consultant hereunder after the Expiration Date except (A) Fees that have been earned hereunder on or prior to the Expiration Date and (B) Fees payable pursuant to Section 1.03(h) below.

1.03    Remuneration; Reimbursement.

(a)    Investment Tax Credit Fee. The Company shall pay to the Consultant an Investment Tax Credit Fee ("Investment Tax Credit Fee") equal to three percent (3%) of the gross amount received by an Eligible Issuer upon the sale of any Investment Tax Credits associated with a Project. Payment of the Investment Tax Credit Fee shall be made at the closing of the sale of such Investment Tax Credits. The Investment Tax Credit Fee will be paid in cash and will be deducted from the investment tax credit (lTC) proceeds and remitted to the Consultant at each such closing or funding.

(b)    Equity Placement Fee. From and after the Effective Date, the Company shall pay to the Consultant a cash fee ("Equity Placement Fee") equal to (i) 4% of the first $20 million, 3% of the next $25 million, 2% of the remaining amounts of the aggregate gross purchase price paid per project by funding sources introduced (directly or indirectly1) to an Eligible Issuer (as defined below) by the Consultant for equity accepted by such Eligible Issuer; and (ii) one percent (I%) of the aggregate gross purchase price paid by funding sources introduced (directly or indirectly) to an Eligible Issuer by persons other than the Consultant for equity accepted by such Eligible Issuer. The Equity Placement Fee will be paid in cash and will be deducted from the gross proceeds of the equity accepted and remitted to the Consultant at each closing (whether initial or subsequent) of the Financings. For purposes of this Agreement, (A) "Eligible Issuer" shall mean the Company, any Affiliate of the Company, or any other entity organized or formed by the Company or any such Affiliate for the purpose of holding or pursuing a Project or raising or obtaining Financings for a Project (whether or not such entity is controlled by the Company or such Affiliate); (B) "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with a party, or, with respect to the Company, any entity established, promoted, or syndicated by the Company or any of its Affiliates relating to a Project (whether or not controlled by the Company or any of its Affiliates); (C) "Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise; and (D) "Financings" shall mean any offering of an Eligible Issuer's equity, debt or loan financings obtained by an Eligible Issuer or any Government Funds (as defined below) obtained by an Eligible Issuer.
(c)    New Market Tax Credit Fee. The Company shall pay to the Consultant a New Market Tax Credit Fee ("New Market Tax Credit Fee") equal to four percent (4%) of the gross amount of total New Market Tax Credits allocated to a Project. Payment of the New Market Tax Credit Fee shall be made at the closing of the sale of such New Market Tax Credits. The New Market Tax Credit Fee will be paid in cash and will be deducted from the new market tax credit (NMTC) proceeds and remitted to the Consultant at each such closing or funding.

(d)    Debt Placement Fee. From and after the Effective Date, the Company shall pay to the Consultant a cash fee ("Debt Placement Fee") equal to (i) three percent (3%) of the aggregate gross purchase price paid by all purchasers of debt securities introduced (directly or indirectly) to an Eligible Issuer by the Consultant for debt securities that are placed in any offering of such Eligible Issuer's debt securities (including, without limitation, convertible debt, government financings, commercial bank financings or other forms of commercial loans made to an Eligible Issuer); (ii) one percent (1%) of the aggregate gross purchase price paid by all purchasers of debt securities introduced (directly or indirectly) to an Eligible Issuer by persons other than the Consultant for debt securities that are placed in any offering of such Eligible Issuer's debt securities (including, without limitation, convertible debt, government financings, commercial bank financings or other forms of commercial loans made to an Eligible Issuer); provided, however, that a one and one half percent (1.5%) Debt Placement Fee (in lieu of the 3%

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1 For example, if the Consultant introduces Party A to an Eligible Issuer, and Party A introduces Party B to such Eligible Issuer, the Consultant shall be deemed for all purposes of this Agreement to have introduced Party B to such Eligible Issuer.

fee set forth in Section 1.03(d)(i) above) shall be due pursuant to this Section 1.03(d) with respect to Financings for which Friedman, Luzzatto & Co. ("FLCO") receives a placement agent fee pursuant to a separate agreement ("FLCO Agreement") entered into between the Company and FLCO of even date herewith; the Debt Placement Fee will be paid in cash and will be deducted from the gross proceeds of the debt securities sold or loan Financings obtained, as the case may be, and remitted to Consultant at each closing (whether initial or subsequent) of Financings; and (iii) a Structuring Fee equal to one percent (1%) of the final total amount of the Project, if FLCO places the debt.

(e)    Governmental Funds Success Fee. The Company shall pay to the Consultant a cash fee ("Governmental FundsSuccess Fee") equal to two percent (2%) of the amount of any loan or grant obtained by an Eligible Issuer that is guaranteed or granted by any federal or state department, agency or governmental sponsored entity ("Government Funds"); provided, however, that the Governmental Funds Success Fee shall only be earned with respect to Government Funds that are first identified to the Company by the Consultant during the Term of this Agreement. The Governmental Funds Success Fee will be paid in cash and will be deducted from the loan or grant proceeds and remitted to the Consultant at each such loan closing or grant funding.

(f)    Monthly Monitoring Fee. Beginning on financial close and continuing throughout the term that payments are made with respect to a Financing that is issued to provide funds to pay for the Projects, the Company shall pay to the Consultant, on the first day of each calendar month, a monitoring fee ("Monthly Monitoring Fee'') in an amount equal to one thousand dollars ($1,000) for each Project.

(g)    Reimbursement. The Company will reimburse the Consultant and its Affiliates and its permitted Subcontractors for all reasonable travel and out-of-pocket expenses incurred by them in connection with the Services performed pursuant to this Agreement, including, without limitation, hotel, food and associated expenses including postage, express/overnight mail delivery, and courier services, provided that the Consultant and/or such Affiliate or Subcontractor has obtained the written approval of the Company prior to incurring any such expenses in excess of $2,500 in the aggregate. The Company will also reimburse the Consultant and its Affiliates and its permitted Subcontractors for any professional fees (e.g., attorneys, accountants, etc.) incurred by them in connection with the Services performed pursuant to this Agreement, provided that the Consultant and/or such Affiliate or Subcontractor has obtained the written approval of the Company prior to incurring any such expenses.

(h)     In the event that the consummation or funding of any Financings does not occur during the Term, the Company shall pay the Equity Placement Fee, the Debt Placement Fee, the Investment Tax Credit Fee, the New Market Tax Credit Fee, and the Government Funds Success Fee (collectively, the "Fees") due therefor (as applicable) to the Consultant, notwithstanding the expiration or termination of this Agreement, as follows:

(i)
If, on or prior to the Expiration Date, an Eligible Issuer has entered into a contract, letter of intent, term sheet or similar agreement to obtain Financing from a source first introduced or identified (directly or indirectly) to such Eligible Issuer or the Company by the Consultant during the Term, but such Financing is not closed or received until after the Expiration Date, the Consultant shall receive the full Fees due upon such closing (regardless of when such closing occurs).

(ii)
If, after the Expiration Date, an Eligible Issuer enters into a contract to obtain or otherwise secures any Financing from a source first introduced or identified (directly or indirectly) to such Eligible Issuer or the Company by the Consultant during the Term, and such Financing is closed within 12 months of the Expiration Date, the Consultant shall receive the full Fees earned upon such closing.

(iii)
If, after the Expiration Date, an Eligible Issuer enters into a contract to obtain or otherwise secures any Financing from a source first introduced or identified (directly or indirectly) to such Eligible Issuer or the Company by the Consultant during the Term, and such Financing is closed more than 12 months after the Expiration Date, the Consultant shall receive 1.0% upon such closing.

(iv)
If, after the Expiration Date, an Eligible Issuer obtains or otherwise secures any Financing from a source first introduced or identified (directly or indirectly) to such Eligible Issuer or the Company by the Consultant during the Term that provided Financing to such Eligible Issuer during the Term or the 12-month period immediately following the Expiration Date, then upon the closing of any such Financing after the Expiration Date, the Consultant shall receive a fee equal to 1% of the amount of such Financing funded by such source; provided, however, that in no event shall the fee payable under this Section 1.03(h)(iv) with respect to any such source exceed 150% of the aggregate amount of Financing funded by such source to such Eligible Issuer during the Term.

(i)   Subcontractors. The Consultant may from time to time, with prior Company approval, use the services of subcontractors (referred to herein as "Subcontractors") to perform the Services, including, but not limited to, attorneys, engineers, consultants, and any other person(s) or entities, and without limiting the generality of the foregoing. The Consultant shall be solely responsible to pay any fees due to their Subcontractors, excluding any expenses which the Company is obligated to reimburse pursuant to Section 1.03(g) hereof.

1.04    Independent Contractor Status.

(a)     The Consultant may use any ethical and lawful means necessary and appropriate to perform its obligations under this Agreement; provided, however, that in no event shall the Consultant take any action that would be adverse to the business interests of the Company or that may subject the Consultant or the Company to civil or criminal liability. The Consultant agrees to fully comply with all laws, rules and regulations applicable to their performance of the Services, and the Consultant covenants and agrees that they have no undisclosed interests that would conflict in any manner with their performance of the Services under this Agreement. In recognition of the independent contractor status of the Consultant, the Company agrees that, subject to the covenants contained in this Agreement, the Consultant may engage in additional activities and may allocate their time between the Consultant's obligations under this Agreement and such other activities in any manner as the Consultant deems appropriate, so long as the Consultant's obligations under this Agreement are fully satisfied. The Consultant shall be responsible for all expenses incurred by the Consultant and Affiliates and Subcontractors in furtherance of its provision of the Services, except as otherwise set forth in Section 1.03(g) hereof.

(b)     The Consultant is and shall be an independent contractor with the sole right to supervise, manage, operate, control, and direct the performance of the details incident to the Consultant's duties under this Agreement. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer employee or principal-agent, or to otherwise create any liability for or obligation of the Company whatsoever with respect to the indebtedness, liabilities, and obligations of the Consultant or any other party. The Consultant specifically understands and agrees that this Agreement shall not be deemed to grant or imply that the Consultant is authorized to sign, contract, deal, or otherwise act in the name of or on behalf of the Company, except as is expressly authorized in writing by the Company. The Company shall not maintain any insurance for the Consultant or their personnel, including, but not limited to, professional liability, commercial liability, medical, dental, life, or disability insurance. The Consultant stipulates and agrees that their personnel will not be eligible for any employment benefits from the Company. To the extent the Consultant employs others in providing services under this Agreement, the Consultant agrees to comply with all applicable workers' compensation laws, to provide satisfactory assurances of such compliance to the Company on request, and to indemnify and hold harmless the Company from any liability or obligation in connection therewith.

1.05    Taxes and Withholding. The Consultant hereby acknowledges and agrees that, as an independent contractor, it is legally required to determine and pay their own estimated federal income taxes, FICA (including FICA-matching), and all applicable federal and state payroll, excise, workman's compensation, and other withholdings owed, or claimed to be owed, by the Consultant by reason or arising out of the Consultant's relationship with the Company pursuant to this Agreement, and the Consultant shall indemnify and hold the Company harmless from and against, and shall defend the Company against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses (as incurred by the Company) arising out of or incurred because of, incident to, or otherwise with respect to any such taxes. The Consultant further acknowledges that the Company is legally obligated, and shall endeavor to issue timely, a yearly Form 1099 to the Consultant and a Form 1096 to the Internal Revenue Service, reporting the full amount of fees paid to the Consultant during each annual reporting period.

ARTICLE II

CONFIDENTIALITY & EXCLUSIVITY

2.01    Confidentiality. The Consultant acknowledges that, during the Term of this Agreement, the Consultant will become privy to certain Confidential Information (hereinafter defined) of the Company and the Consultant agrees that it shall not, without the prior written consent of the Company, at any time during or after the Term, use, disseminate, disclose, or communicate any Confidential Information to any person or entity inside or outside the United States. As used herein, the term "Confidential Information" means all information about the Company disclosed or made known to the Consultant during the Term of this Agreement that is marked by the Company as "confidential" at the time it is so disclosed or made known and that is not generally known in the industries in which the Company or any of its Affiliates is engaged, including, but not limited to, information about: (A) financial position, product line, customers, suppliers, and market; (B) profit margins, pricing techniques, or pricing information as to both purchase prices from suppliers and sale prices to customers; (C) past, present, or future plans with respect to the business of the Company; (D) bids, negotiations, or techniques in bidding or negotiating, pursuant to supplier, wholesaler, customer or other contracts; (E) current or future Company advertising or promotion plans or programs; (F) any Company system, procedure, or administrative operations; (G) the Company's structure, employees, or processes; and (H) present or future plans for the extension of the present business or commencement of a new business by the Company or any subsidiary or division of the Company. Confidential Information shall exclude information that: (i) was known to the Consultant before receipt from the Company, (ii) is or becomes publicly available through no fault of the Consultant, (iii) is rightfully received by the Consultant from a third party without a duty of confidentiality, (iv) is disclosed by the Company to a third party without a duty of confidentiality on the third party, (v) is independently developed by the Consultant without a breach of this Section 2.01, or (vi) is disclosed by the Consultant with the Company's prior written approval. The parties acknowledge that the Company will provide the Consultant with non-confidential information and materials regarding the Company for disclosure to potential investors for Financings. Notwithstanding the foregoing, the parties hereby acknowledge and agree that, for purposes of equity and debt Financings and offering documents only, to be prepared and distributed to potential equity investors, bond purchasers and other potential third parties to Financings ("Financings Parties"), the Project and its operations, including architectural and engineering design, process capabilities, specifications, drawings and test data may be disclosed in general terms and will not incorporate detailed specifics related to the Consultant's Confidential Information. In the event that more specific, detailed information related to Consultant's Confidential Information is required by such Financings Parties, the parties will cooperate with one another to ensure that such Financings Parties enter into an agreement with Consultant to protect such information to at least the same degree as provided under this Agreement.

2.02    Competition. Nothing in this Agreement shall prohibit the Consultant from providing services to any other person or entity, including, without limitation, providing the same or similar services to any competitor of the Company, so long as the Consultant abides by its obligations under this Agreement (including Section 2.01 hereof). Similarly, nothing in this Agreement shall prohibit the Company from securing funding services from a third party, so long such as done in accordance with the terms of this Agreement.

ARTICLE III

MISCELLANEOUS

3.01    Further Assurances. Each party hereto, without further consideration, shall, at the reasonable request of any other party hereto, execute and deliver any instruments or documents and take such other actions, as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

3.02    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either of the parties hereto would not be materially and adversely affected thereby, (a) such provisions shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

3.03    Assignment. This Agreement may be freely assigned and transferred to, and in such event shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted as the "Company" hereunder for all purposes. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity that at any time, whether by merger, spin off, purchase, or otherwise, acquires all or substantially all of the equity interests, assets or business of the Company.

3.04    Mutual Indemnification. Either Party agrees to indemnify and hold harmless the other against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by either Party or any of its agents, employees, or other representatives. Nothing herein is intended to nor shall it relieve either party from liability for its own willful act, omission or negligence. All remedies provided by law, or in equity shall be cumulative and not in the alternative

3.05    Number and Gender of Words. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa. Additionally, whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

3.06    Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

3.07    GOVERNING LAW; VENUE; ARBITRATION. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CHOICE OR CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE. THE PARTIES HEREBY EXPRESSLY AGREE THAT VENUE FOR ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL RESIDE EXCLUSIVELY IN DALLAS COUNTY, TEXAS.

ARBITRATION. All disputes, controversies, or differences between Company, Consultant, or any of their officers, directors, legal representatives, attorneys, accountants, agents or employees, or any customer or other person or entity, arising out of, in connection with or as a result of this Agreement, shall be resolved through arbitration before a single arbitrator rather than through litigation. With respect to the arbitration of any dispute, the undersigned hereby acknowledge and agree that:

A.     Arbitration is final and binding on the parties;
B.     The parties waive their right to seek remedy in court, including their right to jury trial, except as provided in subclause (K) below;
C.     Pre-arbitration discovery is generally more limited and different from discovery in a court proceeding;
D.     The arbitrator's award is not required to include factual findings or legal reasoning and any party's right of appeal or to seek modification of ruling by the arbitrators is strictly limited;
E.     This arbitration provision is specifically intended to include any and all statutory claims which might be asserted by any party;
F.     Each party hereby agrees to submit the dispute for resolution to JAMS in Dallas County, Texas within five (5) days after receiving a written request to do so from the other party;
G.     If either party fails to submit the dispute to arbitration on request, then the requesting party may commence an arbitration proceeding, but is under no obligation to do so;
H.    Any hearing scheduled after an arbitration is initialed shall take place in Dallas County, Texas;
I.   If either party shall institute a court proceeding in an effort to resist arbitration and be unsuccessful in resisting arbitration or shall unsuccessfully contest the jurisdiction of any arbitration forum located in Dallas County, Texas, over any matter which is the subject of this Agreement, the prevailing party shall be entitled to recover from the losing party its legal fees and any out-of-pocket expenses incurred in connection with the defense of such legal proceeding or its efforts to enforce its rights to arbitration as provided for herein;
J.     The parties shall accept the decision of any award as being final and conclusive and agree to abide thereby;

K.    Any decision may be filed with any court as a basis for judgment and execution for collection; and
L.    The authority of the arbitrator shall be limited to deciding the matter(s) submitted to him or her, and the arbitrator shall have the right only to interpret and apply the terms of this Agreement and shall not change any of such terms or deprive any party to this Agreement of any rights provided in this Agreement. THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR TO VARY OR DISREGARD THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW.

3.08    Legal Remedies; Specific Performance. The parties to this Agreement understand and agree that it will be impossible to measure in money the damages that may accrue to a party to this Agreement or to its heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations set forth in this Agreement, and that any such money damages would be an insufficient remedy for such failure of performance. Therefore, each party hereto hereby consents to be subject to the remedy of specific performance of any provision of this Agreement if such party shall have been found to be in violation of such provision by any court of competent jurisdiction. If any party or its successors or assigns institute any action or proceeding to specifically enforce the provisions of this Agreement, any person against whom such action or proceeding is brought hereby waives the claim or defense in such action or proceeding that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding a claim or defense that such remedy at law exists.

3.09    Arbitration Costs, Court Costs and Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief or an action brought under Section 3.08 hereof, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the arbitrator(s) of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded .

3.10    Inurement. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

3.11    Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by first class U.S. mail or facsimile transmission, or delivered by hand or by overnight or similar delivery service, fees prepaid, to the party to whom it is to be given at the address of such party set forth below or to such other address for notice as such party shall provide in accordance with the terms of this section. Except as otherwise specifically provided in this Agreement, notice so given shall, in the case of notice given by certified mail (or by such comparable method) be deemed to be given and received three business days after the time of certification thereof (or comparable act), in the case of notice so given by overnight delivery service, on the date of actual delivery, and, in the case of notice so given by facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

If to the Company:	Principal Solar
Attn: Michael Gorton 2700 Fairmount Dallas, Texas 75201 Email: mg@principalsolar.com

If to the Consultant:	Carlyle Capital Markets, Inc.
Attn: Barry Friedman 14755 Preston Road, Suite 510 Dallas, Texas 75254 Email: barry@ccmi-dallas.com

3.12    Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

3.13    Amendment. This Agreement may be amended only by the unanimous written consent of all of the parties hereto.

3.14    Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

3.15    Construction of Agreement. Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

3.16    Execution. Each party to this Agreement hereby represents and warrants to the other parties hereto that such party has full power and capacity to execute, deliver, and perform this Agreement, which has been duly executed and delivered by, and which evidences the valid and binding obligation of, such party enforceable in accordance with its terms subject to applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditor's right's from time to time in effect and to general principles of equity.

3.17    Survival. The terms of Sections 1.03, 1.04, 1.05, 2.01, 3.01, 3.02, 3.03, 3.04, 3.07, 3.08, 3.09, 3.10, 3.15 and other sections which by their nature are intended to extend beyond termination of this Agreement will survive termination of this Agreement for any reason.

3.18    Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties to this Agreement have set their respective hands as of the Effective Date.

Company:

PRINCIPAL SOLAR INC

By: /s/ Michael Gorton
Michael Gorton, Cheif Executive Officer

Consultant:

CARLYLE CAPITAL MARKETS, INC.

By: /s/ Barry Friedman
Barry Friedman, Cheif Executive Officer